EXHIBIT 99.1

MEMPHIS, TN, August 22nd, 2003 - Mid-America Apartment Communities, Inc. (NYSE:MAA; "Mid-America" or "the Company") announced today that it has sold 700,000 shares of its common stock to certain advisory clients of Cohen & Steers Capital Management, Inc. The sale is being made pursuant to the Company's existing shelf registration statement previously filed with, and declared effective by, the Securities and Exchange Commission.

Pricing was set at $28.40 per share, representing a discount of 2% from its 10 day trading average of $28.97, and net proceeds from the sale, after deducting expenses, are expected to be approximately $19,870,000. The proceeds will be used to fund part of the purchase price of the limited partnership interest held by Blackstone Real Estate Advisors ("Blackstone") in BRE/MAAC Associates, LLC ("BreMaac") which is expected to be completed August 25th. The Company expects to purchase Blackstone's partnership interest for approximately $21.8 million.

Blackstone has a 2/3 interest in BreMaac, which owns 10 properties with 2,793 apartments. Mid-America owns the balance of BreMaac and manages the properties on behalf of the partners.

Simon Wadsworth, CFO, said "we expect the purchase to be accretive and add to the safety of our common dividend. Once the refinancing of the ten properties is completed during next year, we expect that it will add 4 cents of FFO/share to the second half of next year, and 8 to 10 cents on a full-year basis. Our prior guidance anticipated this transaction and incorporates its impact".

The Company does not forecast net income. It is not possible to reasonably predict the timing and certainty of acquisitions and dispositions that would materially affect depreciation, capital gains or losses and minority interest, or to forecast extraordinary items, which, combined, generally represent the difference between net income and FFO.

Mid-America Apartment Communities is a NYSE traded multifamily REIT specializing in the acquisition, redevelopment and management of apartment properties throughout the southeast and south central US with 34,735 units under ownership and management. For further details, please refer to our website at www.maac.net or contact Simon R. C. Wadsworth at 901/682-6668, ext. 105. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

The Blackstone Group, a private investment bank with offices in New York and London, was founded in 1985. Blackstone's Real Estate Group has raised four funds representing approximately $4 billion in total equity. The group has made over 100 separate investments in hotels, offices and other commercial properties with a total transaction value of about $13 billion. In addition to real estate, The Blackstone Group's core businesses include Private Equity Investing, Corporate Debt Investing, Marketable Alternative Asset Management, Mergers and Acquisitions Advisory, and Restructuring and Reorganization Advisory.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions, redevelopment opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.